EXHIBIT 10.1
May 19, 2025

Rahul Patel
1619 Hill Top View Court
San Jose, California 95138

Dear Rahul,

I am pleased to offer you the position of President and Chief Executive Officer of Synaptics Incorporated (“Synaptics”), reporting to the Board of Directors of Synaptics (the “Board”). In addition, the Board will appoint you as a Director of Synaptics. You will receive an annual salary of $800,000, pro-rated for any partial employment, which shall be payable in accordance with Synaptics’ standard payroll practices, less applicable withholding and deductions. You will not receive additional compensation for your service as a Director of Synaptics.

No later than thirty (30) days after you begin your employment with Synaptics, you will also receive a one-time sign on cash bonus of $1,850,000, payable in a lump sum payment, less applicable withholding. You agree to repay 100% of such amount should you voluntarily resign from Synaptics within one (1) year, or 50% if you voluntarily resign from Synaptics within two (2) years, from your date of hire as designated below.

You are eligible to receive an annual incentive incentive target of 125% of your base salary for each Synaptics fiscal year starting in fiscal year 2026, with a maximum bonus incentive award of 200% of your bonus incentive target. You are not entitled to any annual incentive payable in Synaptics fiscal year 2025. Payment of the incentive will be based first on company-wide performance and subject to your continued employment through the applicable date of payment.

You will be eligible to participate in Synaptics’ management equity incentive program. For Synaptics’ 2026 fiscal year, subject to the approval of the Board and your continued service through the applicable date of grant, on the 17th day of July 2025 you will receive and be granted a one-time equity award comprised of an aggregate equity value of $10 million based on the 30-day average stock price for June 2025. This amount shall be equally divided among Restricted Stock Units (“RSUs”), Market Stock Units (“MSUs”), and Performance Stock Units (“PSUs”). Your Restricted Stock Units (RSUs) shall vest equally over a three-year period commencing on the grant date, with the first tranche vesting on the first anniversary of the grant date and the remaining units vesting in equal quarterly installments thereafter, subject to continued service through each applicable vesting date. Any earned PSUs shall vest over a three-year period, with one third of the PSUs satisfying the PSU performance condition vesting on August 17, 2026, and the remaining units vesting in equal quarterly installments thereafter on the anniversary of your first vest date, subject to continued service through each applicable vesting date. Any earned MSUs shall vest on August 17, 2028, subject to continued service through that date.
In addition to the foregoing, subject to the approval of the Board, on the 17th day of July 2025 you will receive and be granted a Supplemental Equity Award of an amount of RSUs corresponding to an aggregate equity value of $5 million based on the 30-day average stock price for June 2025, vesting over a three-year period as follows: $1,250,000 in value will vest on December 17, 2025, $1,250,000 in value will vest on July 17, 2026, $312,500 in value will vest on October 17, 2026, $312,500 in value will vest on December 17, 2026, $312,500 in value will vest quarterly thereafter in each of the four (4) quarters of calendar year 2027 and in the first two (2) quarters of calendar year 2028, subject to continued service through each such vesting date.
You also will be eligible for future equity awards commensurate with your position, as the Board determines in its discretion and in accordance with Company practices from time to time. It currently is expected that no additional equity awards will be granted to you prior to FY 2027.

Synaptics Incorporated | 1109 McKay Dr., San Jose, CA 95131, USA | Phone: +1-408-904-1100 | www.synaptics.com

Letter to Rahul Patel
May 19, 2025

For all equity awards, MSU achievement will be based on the Synaptics total shareholder return performance over a three-year performance period and PSU achievement will be based on Synaptics’ attainment of certain levels of non-GAAP earnings per share, each as determined by the Board. The terms, including vesting schedules and performance periods, of the RSU, MSU and PSU awards, are determined by the Board and are contingent on your execution of grant notices and agreements in forms approved by the Board.

Upon approval of the Board, you will enter into an individual change in control and severance agreement with Synaptics. The current agreement is attached to this offer letter for your reference. You agree to resign your position as Director of Synaptics as a pre-condition for receiving any severance or other payments or benefits under such severance agreement.

Your employment with Synaptics is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, Synaptics is free to conclude its employment relationship with you at any time, with or without cause. This offer is contingent upon successful completion of your background and references screening.

I have enclosed our standard Proprietary Information and Invention Assignment Agreement regarding protection of confidential information and assignment of inventions. If you accept this offer, it is required as a condition of your employment that you return a signed copy of that agreement.

For purposes of federal immigration law, you will be required to provide Synaptics documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) days of your hire date, or our employment relationship with you may be terminated.
In order to accept Synaptics’ offer, please sign and date this letter in the space provided below. This offer is extended with the understanding that your appointment is planned to be announced on May 19, 2025, but will be announced no later than May 21st, and that you will join Synaptics at a mutually agreed upon date that is no later than June 2, 2025. This letter, along with the agreement relating to proprietary rights between you and Synaptics, the Indemnification Agreement between you and Synaptics, and the Synaptics Incorporated Change in Control and Severance Agreement, set forth the terms of your employment with Synaptics, and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by Synaptics and by you.

On behalf of the Board, I extend a warm welcome to you as our new CEO. Rahul, we are confident that under your leadership Synaptics will build upon its strong foundation and drive enhanced long-term shareholder value as we enter this next phase of growth and innovation.

Sincerely,
/s/ Nelson Chan
Nelson Chan
Executive Chairman/Chairman of the Board
ACCEPTED AND AGREED TO
this 19th day of May, 2025

Signature: /s/ Rahul Patel
Rahul Patel
Synaptics Incorporated | 1109 McKay Dr., San Jose, CA 95131, USA | Phone: +1-408-904-1100 | www.synaptics.com